Exhibit 23.1

SAM S. FERLITA, C.P.A.	MEMBERS:
VINCENT E. WALSH, C.P.A	AMERICAN INSTITUTE OF C.P.A.’S
FROMENT JOHN GONZALEZ, III, C.P.A,	S.E.C. AND PRIVATE COMPANIES
DON F. RODRIGUEZ, C.P.A.	PRACTICE SECTIONS FLORIDA INSTITUTE OF C.P.A.’S

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 2, 2007, which appears on page F-1 of the Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2006, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Ferlita, Walsh & Gonzalez, P.A. Ferlita, Walsh & Gonzalez, P.A. Certified Public Accountants Tampa, Florida

December 28, 2007

3302 Azeele St. • Tampa, FL 33609

(813) 877-9609 • Fax: (813) 875-4477